UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 4)


                                      Abaxis, Inc.
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      002567-10-5
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 2 of 23



       1   Name Of Reporting Person H&Q LIFE SCIENCE TECHNOLOGY FUND I

           IRS Identification No. Of Above Person                    94-3051434

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 3 of 23



       1   Name Of Reporting Person H&Q LIFE SCIENCE VENTURES

           IRS Identification No. Of Above Person                    94-2969639

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 4 of 23



       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 5 of 23



       1   Name Of Reporting Person HAMCO CAPITAL CORPORATION

           IRS Identification No. Of Above Person                    94-2731560

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 6 of 23



       1   Name Of Reporting Person H&Q LST MANAGERS I

           IRS Identification No. Of Above Person                    94-3051435

       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 7 of 23



       1   Name Of Reporting Person H&Q LSV MANAGERS

           IRS Identification No. Of Above Person                    94-3069512

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                                [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 8 of 23



       1   Name Of Reporting Person ROBERT FEENEY

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 002567-10-5           SCHEDULE 13G                   Page 9 of 23



       1   Name Of Reporting Person THH/RJK

           IRS Identification No. Of Above Person                    94-3051436

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 10 of 23



       1   Name Of Reporting Person THEO HEINRICHS

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 11 of 23



       1   Name Of Reporting Person ROBERT KUNZE

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 12 of 23



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 13 of 23



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 14 of 23



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 002567-10-5           SCHEDULE 13G                  Page 15 of 23



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    24,840       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    24,840

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           24,840

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.2%
       12   Type Of Reporting Person*

                                             IN






             CUSIP No. 002567-10-5        13G          Page 16 of 23 Pages



             Item 1(a).     Name of Issuer.

                       Abaxis, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       1320 Chesapeake Terrace, Sunnyvale, CA  94089.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       002567-10-5

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is hereby made to Items 5-9 and 11 of
             each of the cover pages to this Amendment, which Items are incorporated by reference herein. According to the Issuer, 11,854,153 shares of Common Stock were outstanding on December 31, 1996. On such date, the following shares of Common Stock were held directly by the following persons:






             CUSIP No. 002567-10-5        13G          Page 17 of 23 Pages



                                                          Common Stock
                  Person                                 Directly Owned

                  H&Q Life Science Technology Fund I             -0-

                  H&Q Life Science Ventures                      -0-

                  H&Q London Ventures                          8,879

                  Hamco Capital Corporation                   14,923

                  Hambrecht & Quist Venture Partners           1,038
                                                              ______

                  TOTAL                                       24,840
                                                              ======


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over 24,840 shares. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule 13G shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of Hambrecht & Quist California or Hambrecht & Quist Group might be deemed the "beneficial owners" of some or all of the securities to which this
             Schedule 13G relates in that they might be deemed to share the power to direct the voting and disposition of such securities. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this
             Schedule 13G relates, and such beneficial ownership is expressly disclaimed.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact
             that as of the date hereof, the reporting persons have ceased






             CUSIP No. 002567-10-5        13G          Page 18 of 23 Pages



             to be the beneficial owners of more than 5% of the Common Stock, check the following: [x]

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






             CUSIP No. 002567-10-5        13G          Page 19 of 23 Pages



                                       Signature


                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE TECHNOLOGY     H&Q LST MANAGERS I
             FUND I


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q LIFE SCIENCE VENTURES       H&Q LSV MANAGERS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q LONDON VENTURES             ROBERT FEENEY


             By: /s/Jackie A. Berterretche   By: /s/ Eileen Thomas
                 _________________________       _________________________
                 Jackie A. Berterretche          Eileen Thomas
                 Attorney-in-Fact                Attorney-in-Fact



             HAMCO CAPITAL CORPORATION       THH/RJK


             By: /s/Jackie A. Berterretche   By: /s/ Eileen Thomas
                 _________________________       _________________________
                 Jackie A. Berterretche          Eileen Thomas
                 Attorney-in-Fact                Attorney-in-Fact






             CUSIP No. 002567-10-5        13G          Page 20 of 23 Pages



             THEO HEINRICHS                  HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Eileen Thomas           By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Eileen Thomas                   Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             ROBERT KUNZE                    HAMBRECHT & QUIST GROUP


             By: /s/ Eileen Thomas           By: /s/Jackie A. Berterretche
                __________________________       _________________________
                Eileen Thomas                    Jackie A. Berterretche
                Attorney-in-Fact                 Attorney-in-Fact


             HAMBRECHT & QUIST VENTURE       WILLIAM R. HAMBRECHT
             PARTNERS

                                             By: /s/Jackie A. Berterretche
             By: /s/Jackie A. Berterretche       _________________________
                 _________________________       Jackie A. Berterretche
                 Jackie A. Berterretche          Attorney-in-Fact
                 Attorney-in-Fact






             CUSIP No. 002567-10-5        13G          Page 21 of 23 Pages



                                     EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 22






             CUSIP No. 002567-10-5        13G          Page 22 of 23 Pages



                                JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to the Amendment to Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE TECHNOLOGY     H&Q LST MANAGERS I
             FUND I


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q LIFE SCIENCE VENTURES       H&Q LSV MANAGERS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q LONDON VENTURES             ROBERT FEENEY


             By: /s/Jackie A. Berterretche   By: /s/ Eileen Thomas
                 _________________________       _________________________
                 Jackie A. Berterretche          Eileen Thomas
                 Attorney-in-Fact                Attorney-in-Fact

             HAMCO CAPITAL CORPORATION


             By: /s/Jackie A. Berterretche
                 _________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact






             CUSIP No. 002567-10-5        13G          Page 23 of 23 Pages



             THH/RJK                         HAMBRECHT & QUIST VENTURE
                                             PARTNERS

             By: /s/ Eileen Thomas           By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Eileen Thomas                   Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             THEO HEINRICHS                  HAMBRECHT & QUIST CALIFORNIA


             By: /s/ Eileen Thomas           By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Eileen Thomas                   Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             ROBERT KUNZE                    HAMBRECHT & QUIST GROUP


             By: /s/ Eileen Thomas           By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Eileen Thomas                   Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


                                             WILLIAM R. HAMBRECHT


                                             By: /s/Jackie A. Berterretche
                                                 _________________________
                                                 Jackie A. Berterretche
                                                 Attorney-in-Fact